Exhibit 99.1

Media Relations Contact: Jenny Fouracre Domino’s (734) 930-3620 jenny.fouracre@dominos.com

FOR IMMEDIATE RELEASE

Domino’s® Names Andy Ballard to its Board of Directors

ANN ARBOR, Mich., July 20, 2015 – Domino’s Pizza (NYSE: DPZ), the recognized world leader in pizza delivery, has named Andy Ballard to its Board of Directors, effective at the company board meeting July 15.

Ballard, 42, serves as the CEO and co-founder of Quad Analytix, a technology and data start-up and is the founder and managing partner of Figtree Partners, an investment firm focused on digital media. He is also the Vice Chairman of Zignal Labs, a digital media monitoring firm. Additionally, Ballard serves as a Senior Advisor at the private equity firm Hellman & Friedman, where he was previously a managing director. He has had previous board roles at Activant Solutions, Catalina Marketing, DoubleClick, Getty Images, Internet Brands, and Vertafore. Prior to joining Hellman & Friedman, he worked at Bain Capital in San Francisco and Boston, and Bain & Company.

“We are absolutely delighted to have Andy joining us as the newest member of the Board,” said David A. Brandon, Domino’s Chairman of the Board. “His expertise in the realm of technology, media and finance will be a tremendous resource to us as we push into new areas of digital consumer innovation. He brings important skills to our accomplished board.”

“Domino’s is a strong brand known for service, great food, and increasingly, for cutting-edge technology,” Ballard said. “Domino’s has blazed a trail with innovations providing customers with new and more convenient ways to order pizza anywhere, anytime, on any device. I’m looking forward to lending my technology and marketing expertise to this great organization as it continues to lead the way with digital solutions.”

Active in his community, Ballard is the Chair of the Board of Trustees and Chair of the Investment Committee of the San Francisco Foundation, a board member of I Have a Dream San Francisco, and is actively involved with Family Connections, a tuition free pre-school for under-served families.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery, with a significant business in carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of more than 11,900 stores in over 80 international markets. Domino’s had global retail sales of over $8.9 billion in 2014, comprised of more than $4.1 billion in the U.S. and nearly $4.8 billion internationally. In the second quarter of 2015, Domino’s had global retail sales of nearly $2.2 billion, comprised of $1.1 billion in the U.S. and $1.1 billion internationally. Its system is comprised of franchise owners who accounted for nearly 97% of Domino’s stores as of the second quarter of 2015. Emphasis on technology innovation helped Domino’s generate approximately 50% of U.S. sales from digital channels at the end of 2014, and reach an estimated run rate of $4.0 billion annually in global digital sales. Domino’s features an ordering app lineup that covers nearly 95% of the U.S. smartphone market and has recently introduced several innovative ordering platforms, including Ford SYNC®, Samsung Smart TV® and Pebble Watch, as well as Twitter and text message using a pizza emoji. In June 2014, Domino’s debuted voice ordering for its iPhone® and Android™ apps, a true technology first within traditional and e-commerce retail.

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